Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 9, 2005 relating to the financial statements, which appears in Assured Guaranty Ltd’s Annual Report on Form 10-K for the year ended December 31, 2004.  We also consent to the incorporation by reference of our report dated March 9, 2005 relating to the financial statement schedules, which appears in such Annual Report on Form 10-K.  We also consent to the reference to us under the headings “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

May 31, 2005